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                                                                    EXHIBIT 11.0



                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



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                                                                                                        THREE MONTHS ENDED
                                                                      YEARS ENDED DECEMBER 31,               MARCH 31,
                                                                   1993        1994         1995        1995         1996
Income per share calculations:
  Income before cumulative effect of a change in accounting
     principle................................................   $235,188    $281,102    $1,765,118    $46,533    $1,168,870
  Cumulative effect of a change in accounting principle, net
     of taxes.................................................         --          --            --         --       890,814
Net income....................................................   $235,188    $281,102    $1,765,118    $46,533    $  278,056
Weighted average number of common and common equivalent shares are as follows:
  Weighted average common shares outstanding..................                            3,183,839                8,658,532
  Shares issued from assumed exercise of options and warrants
     (1)......................................................                              211,161                  317,800
  Weighted average number of shares outstanding...............        N/A         N/A     3,395,000        N/A     8,976,332
Income per common and common equivalent shares:
  Income before cumulative effect of a change in accounting
     principle................................................                           $     0.52               $     0.13
  Cumulative effect of a change in accounting principle, net
     of taxes.................................................                                   --                     0.10
Net income....................................................        N/A         N/A    $     0.52        N/A    $     0.03
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(1) Shares issued from assumed exercise of options and warrants include the number of incremental shares which would result from applying the treasury stock method for options and warrants, APB 15, paragraph 38 and Staff
    Accounting Bulletin No. 83.